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                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement       / / CONFIDENTIAL, FOR USE OF THE
                                           COMMISSION ONLY (AS PERMITTED BY RULE
                                           14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       AMERICAN PRECISION INDUSTRIES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       AMERICAN PRECISION INDUSTRIES INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:_______

     (2) Aggregate number of securities to which transaction applies:__________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):____________

     (4) Proposed maximum aggregate value of transaction:______________________

     (5) Total fee paid:_______________________________________________________

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:_______________________________________________
     (2) Form, Schedule or Registration Statement No.:_________________________
     (3) Filing Party:_________________________________________________________
     (4) Date Filed:___________________________________________________________

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

                       AMERICAN PRECISION INDUSTRIES INC.
                     2777 WALDEN AVENUE, BUFFALO, NEW YORK

                       NOTICE OF MEETING OF SHAREHOLDERS

                                                                  March 24, 1995

     The Annual Meeting of Shareholders of American Precision Industries Inc. will be held at the offices of the corporation at 2777 Walden Avenue, Buffalo, New York 14225, on Friday, April 28, 1995 at 9:45 a.m. to consider and take action upon the following matters:

     1. Election of two Class I directors for a three-year term.

     2. Approval of the proposed 1995 Employees Stock Option Plan.

     3. Approval of the proposed 1995 Directors Stock Option Plan.

     4. Approval of the proposed amendments to the 1989 Stock Option and 1993 Employees Stock Option Plans to extend the period in which certain retired employees may exercise options.

     5. Ratification of the selection of Price Waterhouse LLP, independent public accountants, as auditors for the corporation.

     6. Transaction of such other business as may properly come before the meeting.

     All persons who were holders of record of common shares at the close of business on March 10, 1995, and no others shall be entitled to vote at such meeting.

                                           James J. Tanous
                                              Secretary

     SHAREHOLDERS ARE URGED TO VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                       AMERICAN PRECISION INDUSTRIES INC.

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by the Board of Directors of American Precision Industries Inc. (hereinafter referred to as "API" or the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held on April 28, 1995 (the "Meeting").

     Every duly signed proxy in the accompanying form which has been received a reasonable time prior to the start of the Meeting will be voted at the Meeting unless revoked by the shareholder. Every shareholder giving a proxy has the power to revoke it at any time before it is exercised. The right to revoke a proxy is not limited and is not subject to compliance with any formal procedure.

     Each common share outstanding at the close of business on March 10, 1995, will be entitled to one vote. As of March 10, 1995, there were 7,064,086 such shares outstanding. Only shareholders of record at the close of business on March 10, 1995, will be entitled to vote at the Meeting. At the Meeting a quorum will consist of the holders of record of not less than a majority of the outstanding common shares, present either in person or by proxy. Abstentions and broker non-votes will be considered as being present or represented at the Meeting, but not as votes for or against a nominee or proposal. This proxy statement and the accompanying form of proxy will be sent to the shareholders on or about March 24, 1995.

                            1. ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation, as amended, provides that the number of directors of the Company shall be not less than three and not more than nine and that the directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. One class stands for election to a three year term each year. Effective April 25, 1994, the Board reduced the number of directors from eight to seven, and two of those directors are to stand for election at the Meeting. Each person so elected will serve until the Company's 1998 Annual Meeting of Shareholders and until his successor is elected and shall qualify. The vote of a plurality of the common shares present or represented by proxy is required for the election of directors.

     The directors recommend a vote FOR the two nominees standing for election listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR these nominees. If any nominee becomes unavailable for election, the proxy holders will vote the proxies for such other nominee as the Board may designate to fill the vacancy.

     Information regarding directors and nominees standing for election and directors whose terms continue beyond the Meeting is set forth below:

                    CLASS I: DIRECTORS STANDING FOR ELECTION

     Robert J. Fierle, age 72, has been a director since 1947. Mr. Fierle was President and Chief Executive Officer of API from 1947 until his retirement on June 30, 1992. Mr. Fierle continues as Chairman, and renders services to the Company on a part-time basis. He also is a director of Nitta Gelatin NA Inc.

     Douglas J. MacMaster, Jr., age 64, has been a director since 1990. Mr. MacMaster was Senior Vice President of Merck & Co., Inc. from 1988 until his retirement on January 1, 1992. Merck & Co., Inc. is a worldwide research-intensive health products company that discovers, develops, produces, and markets human and animal health products and specialty chemicals. From 1985 to 1988 he was President of Merck Sharp & Dohme, a division of Merck & Co., Inc. Mr. MacMaster is a director of Martek Biosciences Corp.,* U.S. Bioscience, Inc.*, Noese Pharmaceuticals, Inc., and Oravax Inc. He is also a Trustee of Gwynedd-Mercy College and Thomas Jefferson University.

                 CLASS II: DIRECTORS WHOSE TERMS EXPIRE IN 1996

     Bernard J. Kennedy, age 63, has been a director since 1987. Mr. Kennedy has been Chairman, Chief Executive Officer, and President of National Fuel Gas Company* since 1989 and is Chairman of certain of its subsidiaries. From 1987 to 1989 he was President and prior to 1987 Executive Vice President of National Fuel Gas Company. National Fuel Gas Company and its subsidiaries are engaged in production, purchase, storage, transportation, and sale of natural gas and in the exploration for and development of oil and natural gas reserves. He is a member of the Board of Directors of Merchants Mutual Insurance Company, Associated Electric & Gas Insurance Services Limited, Marine Midland Banks, Inc., and Marine Midland Bank.

     William P. Panny, age 66, has been a director since 1981. Until his retirement on January 14, 1991, Mr. Panny was Chairman and Chief Executive Officer of MLX Corp., the largest independent distributor of commercial refrigeration and air conditioning equipment, parts, and supplies, and a leading global manufacturer of high energy friction products and components used in aircraft brakes and in clutches, brakes, and transmissions for heavy duty trucks and off-highway equipment. Mr. Panny was President of The Bendix Corporation from 1977 to the end of 1980. He

---------------

*Denotes publicly-held company
is a Trustee of The Rackham Engineering Foundation and a director of Amerisure, Inc., Amerisure Insurance Company, Michigan Mutual Insurance Company, and Fruehauf Trailer Corporation.*

     Kurt Wiedenhaupt, age 57, has been a director since June 16, 1992. Mr. Wiedenhaupt became President and Chief Executive Officer of the Company on July 1, 1992, following Mr. Fierle's retirement. From 1986 to June 30, 1992, Mr. Wiedenhaupt was President and Chief Executive Officer of AEG Corporation, a company engaged in transportation, electronics, industrial equipment and business systems.

                CLASS III: DIRECTORS WHOSE TERMS EXPIRE IN 1997

     John M. Albertine, PhD, age 50, has been a director since 1985. In 1990 Dr. Albertine became Chairman and Chief Executive Officer of Albertine Enterprises, Inc., an economic forecasting and public policy firm based in Washington, D.C. Dr. Albertine is also Chairman of JIAN Group Holdings, a full-service mergers and acquisitions firm. Dr. Albertine was Vice Chairman of Farley, Inc., principally a fabric and garment manufacturer, from 1986 until 1990, Vice Chairman of Fruit of the Loom, Inc. from 1987 until 1990, and Vice Chairman of West Point Acquisition Corp. and its subsidiary, West Point-Pepperell Inc., from 1989 to 1990. Farley, Inc. became the subject of a reorganization proceeding under Chapter 11 of the Federal bankruptcy laws in 1991 and emerged from bankruptcy in December 1992. In 1992, West Point Acquisition Corp. was financially restructured by exchanging equity for debt forgiveness, as part of a so-called "pre-packaged" Chapter 11 bankruptcy filing of West Point Acquisition Corp., and emerged from bankruptcy in September 1992. Prior to 1986 Dr. Albertine served as the first President of the American Business Conference, a coalition of 100 chief executive officers from America's most successful mid-sized corporations. He serves on the Board of Directors of Thermo Electron Corporation* and Bolt Beranek and Newman, Inc.*

     Victor A. Rice, age 54, has been a director since 1994. Mr. Rice is Chairman, Chief Executive Officer, and a director of Varity Corporation*, an international manufacturer of automotive components and diesel engines, a position he has held since 1980. Mr. Rice also serves as a director of Comptek Research Inc.*, Louisiana Land & Exploration Co.*, and International Murex Technologies Corp.*

     The Board of Directors has no standing nominating committee. It has an Audit Committee comprised of Mr. Panny, Chairman, and Messrs. Kennedy and Rice. The Audit Committee had three meetings in 1994. It selects auditors (subject to shareholder ratification), reviews their proposed audit plan and fees, reviews their completed audit, and reviews their recommendations

---------------

*Denotes publicly-held company
and the replies of management thereto. The Audit Committee invites direct access by the auditors for information as to the Company's accounting practices. The Board also has a Compensation Committee comprised of Mr. MacMaster, Chairman, Dr. Albertine, and Mr. Kennedy. The Compensation Committee had three meetings in 1994. It submits recommendations to the Board on all matters relating to the compensation of officers and key employees.

     The Board of Directors had five meetings in 1994. All directors attended at least 75% of the relevant board and committee meetings held during 1994. Directors (except for Mr. Wiedenhaupt) are paid an attendance fee of $750 for each board meeting attended in person and are also paid an annual retainer of $14,000. Members of committees are paid $600 for attendance in person at each meeting. In addition, the Chairman of the Audit and Compensation Committees each receives $1,000 per annum. Directors with five or more years of continuous service are entitled to a benefit of $10,000 a year payable over ten years upon retirement, death prior to retirement, or nonelection to or removal from the Board following an unfriendly change in control of the Company. In the event of an unfriendly change in control, the director may opt to receive a lump sum payment equal to the present value of the periodic payments discounted at a current annuity discount rate.

     The Company has adopted, subject to shareholder approval at the Meeting, a stock option plan which permits outside directors to receive their retainer and meeting and chairmanship fees in the form of stock options in lieu of cash. See "3. Approval of the Proposed 1995 Directors Stock Option Plan" herein.

     It is the Board of Directors' belief that it is in the best interest of the Company that, absent special circumstances, incumbent directors not remain on the Company's Board beyond the annual meeting of shareholders following their 70th birthday. However, the Board has asked Mr. Fierle, who is the founder of the Company and has served as a director for 48 years, to continue to serve as a director through the annual meeting following his 75th birthday, subject to his reelection by the shareholders, and Mr. Fierle has indicated that he is willing to continue to serve.

                         SHARE OWNERSHIP OF MANAGEMENT

     The following table shows the number of common shares beneficially owned by
(1) each director and each executive officer named in the Summary Compensation Table and (2) all directors and executive officers of API as a group.

                                                 AMOUNT AND NATURE OF          PERCENT OF
             NAME OF INDIVIDUAL                       BENEFICIAL             COMMON SHARES
           OR DESCRIPTION OF GROUP                   OWNERSHIP(1)            OUTSTANDING(4)
---------------------------------------------    --------------------     --------------------
John M. Albertine............................             14,456
Robert J. Fierle.............................          1,062,847(2)               15.0%
Bernard J. Kennedy...........................              3,781
Douglas J. MacMaster, Jr.....................              4,000
William P. Panny.............................              8,320
Victor A. Rice...............................                  0
Kurt Wiedenhaupt.............................             88,000(3)                1.2%
James W. Bevevino............................             81,344(3)                1.1%
Rudolph Kristich.............................             30,150(3)
John M. Murray...............................             33,578(3)
All directors and executive officers as a
  group, including those named above.........          1,395,453(3)               19.1%

---------------

(1) Each individual has sole voting and investment power over the shares indicated as owned by that individual unless otherwise noted.

(2) Includes 5,000 shares owned by Mr. Fierle's spouse, as to which Mr. Fierle disclaims beneficial ownership.

(3) The total includes 242,806 shares that executive officers of API as a group have the right to acquire pursuant to options that are currently exercisable or become exercisable within the next 60 days, including 85,000 for Mr. Wiedenhaupt, 46,576 for Mr. Bevevino, 22,150 for Mr. Kristich, and 32,662 for Mr. Murray. Mr. Kristich retired from the Company on January 1, 1995, and will have the right to acquire the shares referred to above only if the shareholders approve proposal No. 4 contained herein to amend the 1989 Stock Option and 1993 Employees Stock Option Plans.

(4) Except for Messrs. Fierle, Wiedenhaupt, and Bevevino, each of the directors and executive officers named in the table owns less than 1% of the common shares outstanding.

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number of common shares owned by each person or "group" known to API to be the beneficial owner of more than 5% of its common shares.

             NAME AND ADDRESS OF                 AMOUNT AND NATURE OF     PERCENT OF COMMON
              BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP     SHARES OUTSTANDING
---------------------------------------------    ---------------------    ------------------
Robert J. Fierle.............................        1,062,847(1)               15.0%
     East Aurora, NY 14052
Dimensional Fund Advisors Inc................          434,074(2)                6.1%
     1299 Ocean Avenue
     Santa Monica, CA 90401

---------------

(1) Includes 5,000 shares owned by Mr. Fierle's spouse. Mr. Fierle disclaims beneficial ownership of all such shares.

(2) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 434,074 shares of the Company's common stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment Company, or in a series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, as to all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                               EXECUTIVE OFFICERS

     The following is a list of the executive officers of the Company, each of whom is appointed to serve at the pleasure of the Board.

                                                                              HAS BEEN AN
                                                                               EXECUTIVE
                                                                                OFFICER
         NAME AND AGE                       OFFICES HELD AT API                  SINCE
------------------------------ ---------------------------------------------- -----------
Kurt Wiedenhaupt, 57.......... President                                         1992

James W. Bevevino, 55......... Executive Vice President-Heat Transfer and        1982
                                 Electronic Components Groups

James W. Bingel, 47........... President of Electronic Components Group          1991

John M. Murray, 61............ Vice President-Finance and Treasurer              1988

Richard S. Warzala, 41........ Vice President-President of Motion Technology     1986
                                 Group

S. David Wegner, 50........... Vice President-Human Resources                    1990

     All of the executive officers have been employed by API for more than five years except for Mr. Wiedenhaupt, who was appointed to his position on July 1, 1992, and Mr. Bingel, who was appointed on December 2, 1991. Prior to joining the Company, Mr. Wiedenhaupt was employed for 32 years in various positions in several countries with units of AEG A.G., Frankfurt, Germany, a member of the Daimler-Benz Group. AEG is a world-wide manufacturer of electric and electronic products and systems. Mr. Bingel was employed for 12 years in various management positions with the Aerospace and Aircraft Engine Groups of General Electric Company prior to joining API.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table sets forth individual compensation information for the Chief Executive Officer, the Chairman of the Board, and the four other most highly compensated executive officers.

                                                           ANNUAL
                                                        COMPENSATION                    LONG-TERM
                                          ----------------------------------------     COMPENSATION
                                                                        OTHER          ------------
             NAME AND                                                  ANNUAL            OPTIONS/          ALL OTHER
      PRINCIPAL POSITION         YEAR      SALARY      BONUS(3)    COMPENSATION(4)       SARS (#)       COMPENSATION(5)
-------------------------------  -----    --------     -------     ---------------     ------------     ---------------
Kurt Wiedenhaupt
  President and CEO (1)........   1994    $273,338     $73,640         $54,230             25,000          $  65,425
                                  1993     260,000           0                                  0             63,786
                                  1992     130,074           0                            250,000            195,594
Robert J. Fierle
  Chairman (2).................   1994     117,750           0          69,942                  0             51,702
                                  1993     117,750           0          48,172                  0             53,835
                                  1992     192,721           0          51,487                  0             68,047
James W. Bevevino
  Executive Vice President.....   1994     184,336      45,000                             18,000             46,983
                                  1993     175,000           0                             18,000             17,713
                                  1992     170,011           0                             12,000             19,258
James W. Bingel
  President-Electronic
  Components Group.............   1994     101,335      45,853                              5,000              1,013
                                  1993      96,001           0                              4,000                960
                                  1992      94,239           0                              3,000                975
Rudolph Kristich
  Vice President...............   1994     118,335      24,000          22,185              5,000            119,653
                                  1993     115,000           0                              5,000             26,723
                                  1992     112,556           0                              5,000             26,191
John M. Murray
  Vice President-Finance
  and Treasurer................   1994     126,400      17,042                              8,000             28,947
                                  1993     120,000           0                              7,500             20,847
                                  1992     116,667           0                             10,000             21,321

---------------

(1) Mr. Wiedenhaupt became President and CEO on July 1, 1992. The terms of his employment contract are described on page 13 herein.

[FN]
(2) Mr. Fierle served as President and CEO until June 30, 1992 and has continued as a part-time employee since that date under a contract described on page 14 herein. Salary for Mr. Fierle includes director fees of $17,750, $17,750, and $12,100 in 1994, 1993, and 1992, respectively.

(3) Bonuses awarded to Messrs. Wiedenhaupt, Bevevino, Bingel and Murray will be paid in three equal annual installments.

(4) Other Annual Compensation for Messrs. Wiedenhaupt and Kristich includes payment for unused vacation time of $37,692 and $15,725, respectively. Other Annual Compensation in 1994 for Mr. Fierle includes the cost to provide nonbusiness transportation in the amount of $35,186. Other Annual Compensation for Messrs. Bevevino, Bingel, and Murray does not exceed the lesser of $50,000 or 10% of total salary and bonus.

(5) All Other Compensation for fiscal 1994 includes (i) accruals for the Company's supplemental benefit program which will not be offset by benefits under the split-dollar life insurance program (both of which are described below), (ii) amounts paid to and on behalf of Messrs. Wiedenhaupt and Bevevino under the Pension Benefit Restoration Plan adopted by the Company in 1994 and described under Salaried Employee Retirement Income Plan below
    (iii) the actuarial value of premium payments made by the Company allocable to the executive officer's death benefit under the split-dollar life insurance program, combined with compensation paid in connection with premium payments made by the executive officer, (iv) Company contributions to the 401(k) Retirement Savings Plan for Salaried Employees (which equal 25% of that portion of the employee's contribution which does not exceed 4% of such employee's total pay for the year), and (v) the value of Mr. Fierle's term insurance coverage under split-dollar insurance policies, determined under relevant Internal Revenue Service regulations, in the amount of $7,942. The amounts for each individual under items (i), (ii),
    (iii), and (iv) were as follows:

                                              PENSION
                           SUPPLEMENTAL       BENEFIT                           401(K)
                             BENEFIT        RESTORATION     SPLIT-DOLLAR        COMPANY
                             PROGRAM           PLAN           PROGRAM        CONTRIBUTIONS
                           ------------     -----------     ------------     -------------
Mr. Wiedenhaupt..........    $      0         $10,988         $ 52,300          $ 2,137
Mr. Fierle...............      43,760               0                0                0
Mr. Bevevino.............           0          13,148           31,936            1,899
Mr. Bingel...............           0               0                0            1,013
Mr. Kristich.............      98,658               0           19,572            1,423
Mr. Murray...............       8,599               0           19,084            1,264

     The 1994 accrual for Mr. Kristich under the Supplemental Benefit Program reflects the acceleration of his retirement date from July 1, 1997 to January 1, 1995.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on grants of stock options made during the 1994 fiscal year to the executive officers named in the Summary Compensation Table.

                                                    INDIVIDUAL GRANTS
                                 --------------------------------------------------------
                                                  % OF
                                                  TOTAL                                       POTENTIAL REALIZABLE
                                                OPTIONS/                                        VALUE AT ASSUMED
                                                  SARS          EXERCISE                      ANNUAL RATES OF STOCK
                                 OPTIONS/      GRANTED TO          OR                          PRICE APPRECIATION
                                   SARS         EMPLOYEES         BASE                         FOR OPTION TERM (2)
                                  GRANTED       IN FISCAL         PRICE        EXPIRATION     ---------------------
             NAME                 (#) (1)         YEAR           ($/SH)           DATE         5% ($)      10% ($)
-------------------------------  ---------     -----------     -----------     ----------     --------     --------
Kurt Wiedenhaupt...............    25,000          15.9%         $ 7.375         4-25-04      $115,875     $293,875
James W. Bevevino..............    18,000          11.4%         $ 7.375         4-25-04        83,430      211,590
James W. Bingel................     5,000           3.2%         $ 7.375         4-25-04        23,175       58,775
Rudolph Kristich...............     5,000           3.2%         $ 7.375         4-25-04        23,175       58,775
John M. Murray.................     8,000           5.1%         $ 7.375         4-25-04        37,080       94,040

---------------

(1) All of the options reflected in the table are ten year options and become exercisable at the rate of 20% per year beginning on the first anniversary of the date of grant.

(2) These amounts represent certain assumed rates of appreciation only. At an assumed annual rate of appreciation of 5%, $7.375 would increase to $12.01 and at 10% would increase to $19.13. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's common stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

FISCAL YEAR-END OPTION/SAR VALUES

     The following table summarizes information with respect to option exercises in 1994 and unexercised stock options and stock appreciation rights ("SARs") held by the executive officers named in the Summary Compensation Table at the end of the 1994 fiscal year.

                                                                           VALUE OF
                                                        NUMBER OF        UNEXERCISED
                                                       UNEXERCISED       IN-THE-MONEY
                                                      OPTIONS/SARS       OPTIONS/SARS
                                 SHARES               12/30/94 (#)       12/30/94 ($)
                                ACQUIRED    VALUE
                                   ON      REALIZED   EXERCISABLE/       EXERCISABLE/
               NAME             EXERCISE     ($)      UNEXERCISABLE     UNEXERCISABLE
     -------------------------  --------   --------   -------------     --------------
     Kurt Wiedenhaupt.........        0          0       100,000           $      0
                                                         175,000              9,375
     James W. Bevevino........        0          0        34,976              4,800
                                                          43,600             22,950
     James W. Bingel..........        0          0         3,800              1,100
                                                          11,200              5,525
     Rudolph Kristich.........    2,053     $4,907        20,350              1,500
                                                          14,400              6,625
     John M. Murray...........        0          0        25,562              2,500
                                                          24,000             10,500

SALARIED EMPLOYEE RETIREMENT INCOME PLAN

     Executive officers of the Company are covered by the Salaried Employee Retirement Income Plan (the "Plan"). Normal retirement age under the Plan is 65. The normal monthly retirement benefit is equal to 1% of average monthly base earnings multiplied by the years of credited service. Average monthly base earnings is determined from the highest continuous five years out of the last ten years worked prior to retirement. The normal monthly retirement benefit is reduced by 1/2 of 1% for each month between the date benefits begin and the participant's normal retirement date in the case of early retirement. Benefits are not subject to any reduction for Social Security payments or other offset amounts.

     The table set forth below illustrates representative annual retirement benefits for various levels of compensation and periods of service under the Plan.

  AVERAGE ANNUAL
 EARNINGS (HIGHEST
  CONTINUOUS 5 OF              ESTIMATED ANNUAL RETIREMENT BENEFITS
       LAST                BASED ON CREDITED YEARS OF SERVICE INDICATED
10 YEARS PRIOR TO     -------------------------------------------------------
   RETIREMENT)          10          15          20          25          30
-----------------     -------     -------     -------     -------     -------
    $  50,000         $ 5,000     $ 7,500     $10,000     $12,500     $15,000
      100,000          10,000      15,000      20,000      25,000      30,000
      150,000
      or more          15,000      22,500      30,000      37,500      45,000

     Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), the amount of annual earnings which can be utilized in determining benefits under the Plan was reduced from $235,840 to $150,000. This change significantly reduces the retirement benefits under the Plan for Messrs. Wiedenhaupt and Bevevino. In 1994, the Company adopted a Pension Benefit Restoration Plan pursuant to which the Company will make annual payments under flexible deposit annuity contracts for these two executives and reimburse the executives for their income taxes on the annuity payments. Upon retirement, the annuity contracts will provide benefits equal to the benefits lost due to the enactment of OBRA. By way of illustration, an employee covered by the Pension Benefit Restoration Plan retiring with 30 years of credited service and Average Annual Earnings of $200,000 would be entitled to an annual retirement benefit of $60,000, $45,000 of which would be provided by the Plan and $15,000 of which would be provided through an annuity contract under the Pension Benefit Restoration Plan.

     The credited years of service on December 30, 1994 for the persons named in the Summary Compensation Table are as follows: Mr. Wiedenhaupt - 2 years; Mr. Bevevino - 16 years; Mr. Bingel - 3 years; Mr. Kristich - 30 years; and Mr. Murray - 6 years. The current compensation covered by the Plan, which excludes bonus earnings, is reflected in the "Salary" column of the Summary Compensation Table, subject to the aforementioned limit under OBRA. Messrs. Fierle and Kristich retired from full-time employment on July 1, 1992 and January 1, 1995, respectively, each with 30 years of credited service under the Plan, and began receiving retirement benefits thereunder.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Wiedenhaupt was employed as President and Chief Executive Officer effective July 1, 1992 and entered into an employment agreement (the "Employment Agreement") for the five-year period ending June 30, 1997 (the "Employment Period"). The Employment Agreement provides for an annual salary of not less than $260,000 and entitles Mr. Wiedenhaupt to participate in the Company's bonus and other benefit plans. Upon retirement at age 65, Mr. Wiedenhaupt will be entitled to a supplemental retirement benefit of $100,000 per year over 15 years, which vests 10% each year. This benefit is secured by a life insurance policy with a death benefit of $1.5 million payable to Mr. Wiedenhaupt's beneficiary. If the Employment Agreement is terminated by the Company (other than for cause or by reason of Mr. Wiedenhaupt's death or disability) or by him after a change in control of the Company, he will be entitled to receive all unpaid salary and bonuses for the balance of the Employment Period, his supplemental retirement benefit, his vested benefits under other plans and one-half of his average annual bonus, subject to certain limitations. These amounts will be paid on the dates they would have been paid if his employment had not been terminated unless the Company (or, if there has been a change in control, Mr. Wiedenhaupt) elects for them to be paid in a discounted lump sum.

     To provide a smooth transition from the leadership of Mr. Fierle to Mr. Wiedenhaupt and to retain Mr. Fierle's services and his knowledge of the Company's product lines, management philosophy, marketing strategy and engineering technology, the Company entered into an agreement with Mr. Fierle effective upon his retirement as Chief Executive Officer and President through the date of the Company's annual shareholders' meeting in 1998. Under that agreement he serves as Chairman of the Board and as a part-time employee, at an annual salary of $100,000 plus the benefits he had been receiving prior to retirement, and the Company pays him $6,500 per month over ten years under his supplemental benefit program.

     Messrs. Bevevino, Kristich, and Murray are participants in a supplemental benefit program that provides an annual amount equal to 20% of current salary payable over a 15 year period upon retirement at age 65, death or total disability prior to retirement, or involuntary termination following an unfriendly change in control of the Company. In the event of an unfriendly change in control, the participant becomes fully-vested and may opt to receive a lump sum payment equal to the present value of the periodic payments discounted at a current annuity discount rate. Participants are also eligible to receive benefits in the event of involuntary termination without an unfriendly change in control according to a vesting schedule that provides 50% vesting after ten years of service, increasing 5% for each year of service thereafter. The benefits payable under this program are subject to offset by the amount of the cash surrender value of split-dollar life insurance policies purchased by the Company under a separate program. Under this program, the Company will recover all premiums paid by it upon the earlier to occur of the policy's maturity or the participant's death. If a participant's employment is terminated, the Company will recover most or all of the prior cash premiums, depending on the number of years the split-dollar contract was in effect.

PERFORMANCE GRAPH

     The following performance line graph compares the cumulative total shareholder return on an investment in the Company's common stock over the past five years with the total return on the stocks comprising the Media General Composite Index ("Composite Index") and with the total return on the stocks comprising the Dow Jones diversified industrial manufacturing company index ("Industrials Index"). The data for the graph was furnished by Media General Financial Services and Dow Jones & Company, Inc. The line graph assumes an investment of $100 in API stock on December 29, 1989 and the reinvestment of quarterly cash dividends at the closing price of API stock on the ex-dividend date. Calculations for the Composite and Industrials Indexes are made in a similar fashion.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    AMONG API, MEDIA GENERAL COMPOSITE INDEX
                  AND DOW JONES DIVERSIFIED INDUSTRIALS INDEX


      MEASUREMENT PERIOD                           COMPOSITE      INDUSTRIALS
    (FISCAL YEAR COVERED)             API            INDEX           INDEX
1989                                       100             100             100
1990                                      97.2            93.0            92.7
1991                                      54.1           120.0           115.2
1992                                      53.1           124.8           133.9
1993                                      46.1           143.3           163.6
1994                                      56.8           142.1           150.1

     During a period of ten trading days in January of 1991, the per share price of the Company's common stock declined from $14.75 to $7.50 (a decline of 49%). The Company attempted to determine the reasons for this sharp and unprecedented decline, but the information available to it was inconclusive. There were no adverse developments with respect to the Company, its financial condition, business or prospects that could reasonably have accounted for the decline. The Company has information which indicates that there was significant short selling of its stock during the period from October 1990 to January 1991, which was followed by a substantial increase in the trading volume during the ten-day period referred to above. This unusually heavy selling appears to have been contributed to by margin calls on brokerage accounts that were managed by a party unaffiliated with the Company. To illustrate the unusualness of the trading activity, the average daily trading volume on days the stock traded during the aforementioned ten-day period was 43,600 shares, whereas the average daily trading volume during all of the preceding year 1990 and the following year 1992 was 4,079 shares and 6,491 shares, respectively. Even more significant, during just two consecutive days during that ten day period in January 1991 the stock price dropped $4.75 (a 38% decline) on trading of 343,000 shares.

BOARD COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee is responsible for setting and administering the policies which govern annual compensation, bonus plans, and stock ownership programs.

     The Committee annually evaluates API's corporate performance and compensation and share ownership programs as compared with industrial companies reasonably similar in size, product content, profitability, return on equity, and sound financial condition. Such data are gathered from consultant surveys and, where available, published statistics and surveys. The Company's annual compensation programs are designed to strike a reasonable balance between competitive base salaries and a performance-oriented incentive system which does not reward employees unless targeted goals are reached, and pay is increasingly better as profit pools are created.

     The Committee approved salary increases for the executive officers of the Company for the 1994 fiscal year based on the Committee's evaluation of each officer's performance, the performance of the officer's operating division, and the overall performance of the Company. Mr. Wiedenhaupt's base annual salary is determined by his Employment Agreement with the Company. The Committee, with the approval of the Board of Directors, can determine, in its discretion, to increase Mr. Wiedenhaupt's salary. At its meeting in April 1994, the Committee reviewed Mr. Wiedenhaupt's performance for the prior year, with particular attention given to the progress made by the Company in the development and execution of its growth strategy, the

Company's earnings and its return on equity. Based on this evaluation, and after taking into account that Mr. Wiedenhaupt had not received a salary increase since joining the Company in July 1992, the Committee increased his base salary by $20,000 from the $260,000 set as his base annual salary in his Employment Agreement to $280,000 effective May 1, 1994. In addition, based on this same evaluation, the Committee granted Mr. Wiedenhaupt options to purchase 25,000 shares of the Company's common stock at the closing price of the Company's common stock on the New York Stock Exchange on the date of grant. It is the Committee's intent that any future increase in Mr. Wiedenhaupt's salary will be based on the Company's earnings, return on equity and economic value added criteria, as well as his role in the continued development and successful execution of the Company's growth strategy.

     As indicated above, in April 1994, the Committee granted stock options to the chief executive officer, as well as to other executive officers and other selected key employees. In determining the size of the grants for the executive officers, the Committee assessed their individual performance, contributions to the business and relative levels of responsibility.

     The following is a description of the Company's bonus plans.

Corporate Incentive Compensation Plan

     Under the Company's Corporate Incentive Compensation Plan (the "Corporate Plan") which was in effect for 1994, a sum of money is designated as a corporate bonus pool if the Company's pre-tax earnings, adjusted to reflect income from tax-oriented investments and the impact of nonrecurring or nonoperating income or expense, exceeds 15% of average shareholders' equity. Average shareholders' equity is subject to adjustment for distortions caused by nonrecurring major events. No bonuses will be earned or paid, however, unless the operating divisions of the Company, on an aggregate basis, earn at least 40% of the Initial Bonus Pool under the Company's Division Incentive Compensation Plan (the "Division Plan") described below. The total bonuses paid under the Corporate and Division Plans may not exceed 6% of shareholders' equity at the beginning of the year.

     The employees eligible to participate in the Corporate Plan include all salaried employees in the Company's Corporate Division -- approximately 20 employees, including Messrs. Wiedenhaupt, Bevevino, and Murray. Eligible employees have an "incentive opportunity" ranging from 20% to 100% of annual base compensation, with the President, the Executive Vice President, and the Vice Presidents having incentive opportunities of 100%, 70%, and 50%, respectively. The portion of an eligible employee's incentive opportunity to be awarded will be based on an individual performance evaluation by the employee's immediate supervisor, which is subject to review and approval by the President and the Committee. Bonuses are paid in three equal annual installments beginning in the year subsequent to the declaration of the bonus, unless the bonus is less than $15,000, in which event it is paid at a rate of up to $5,000 per year.

Termination of employment (other than by reason of death or retirement) will result in the forfeiture of declared but unpaid bonus amounts.

     For fiscal 1994, a bonus pool of approximately $184,000 was established under the Corporate Plan of which $174,000 was determined pursuant to the aforementioned Plan provisions and $10,000 of which was discretionary.

Division Incentive Compensation Plan

     Under the Division Plan, each division earns a bonus pool if pre-tax income ("PTI") of the division equals or exceeds the PTI set forth in that division's profit plan for the year ("plan PTI"), which must be approved by corporate management. The bonus pool is based on a percentage of the base salaries of eligible employees in the division plus a percentage of PTI in excess of plan PTI. The bonus pool of each division is subject to reduction if actual PTI is less than plan PTI for the entire Company, and, if the Company's PTI is less than 50% of its plan PTI, no divisional bonuses will be earned or paid.

     The employees eligible to participate in the Division Plan include all employees in the Company's manufacturing divisions (including Messrs. Bingel and Kristich) except for union workers. The corporate officers responsible for group operations recommend the allocation of the bonus pools for the divisional general managers, who in turn propose the distribution of the remainder of the bonus pools, all of which is subject to review and adjustment by the President and the Committee. Bonuses are paid in accordance with the same schedule as the Corporate Plan.

     For fiscal 1994, bonus pools aggregating approximately $457,000 were established under the Division Plan of which $427,000 was determined pursuant to the provisions described above and $30,000 of which was discretionary.

     Submitted by the Compensation Committee of the Company's Board of
Directors:
                                Douglas J. MacMaster, Jr., Chairman
                                John M. Albertine
                                Bernard J. Kennedy

                          2. APPROVAL OF THE PROPOSED
                        1995 EMPLOYEES STOCK OPTION PLAN

     A second matter to be presented to the Meeting is a proposal that the shareholders approve the 1995 Employees Stock Option Plan for employees (including officers) of API and its subsidiaries (the "Employees Plan"). The text of the Employees Plan is set forth as Exhibit A to the proxy statement. The following description of the Employees Plan contains summaries of certain provisions thereof and is qualified in its entirety by reference to the plan itself.

     The purpose of the proposed Employees Plan is to promote the interests of API by ensuring continuity of management and increased incentive on the part of employees by facilitating their acquisition of an equity interest in API.

     As of February 1, 1995, options previously granted under the 1989 Stock Option Plan and the 1993 Employees Stock Option Plan for 410,628 shares and 287,450 shares, respectively, remain outstanding and eligible for exercise over various periods extending to January 15, 2005. As of February 1, 1995, options for 65,125 shares are available for grant under the 1993 Employees Stock Option Plan. No options may be granted under the 1989 Stock Option Plan.

     Under the proposed Employees Plan, there will be reserved for issue upon the exercise of options up to a maximum of 650,000 of the common shares of API, which may be either authorized but unissued stock or treasury stock. The maximum number of shares which may be issued to any one employee under the Employees Plan is 200,000. No options may be granted under the Employees Plan after December 15, 1999. The Employees Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee") comprised of not less than two directors not eligible to receive options under the Employees Plan. The Committee may make grants of both incentive stock options ("ISOs"), as defined by section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), which enjoy certain preferential tax benefits for employees, and other stock options which have no special tax advantages for employees.

     The option price per share for each stock option granted under the Employees Plan shall not be less than 100% of the fair market value of API's common shares at the time the option is granted, and the term of each option may not exceed ten years from the date of grant. No option may be exercised prior to the first anniversary of the date of grant. Stock options are nontransferable except by will or by the laws of descent and distribution.

     Upon termination of employment due to a cause other than qualified retirement, death, disability, or misconduct, options exercisable at the date of termination remain exercisable for three months. In the event of qualified retirement (after age 55 and continuous employment for a period of not less than five years), options will continue to become exercisable and remain exercisable for a period of five years following retirement, but may not be exercised later than ten years after the date of grant or such earlier date as may be specified in the option. Upon the retiree's death during such five year period, the retiree's legal representative may exercise those options exercisable on the date of death within twelve months following the date of death. In the event of disability or the death of an active employee who is the holder of an option, he or his legal representative, as the case may be, may exercise his option within twelve months following his death or disability but not later than ten years after the date of grant or such earlier date as may be specified in the option.

     The Committee may designate options as ISOs. An ISO granted to an employee owning more than 10% of the voting power of all classes of API stock when the option is granted must have an option price not less than 110% of the fair market value of the stock at that time and must have a term of not more than five years. Further, the aggregate fair market value of all ISOs exercisable for the first time by any one employee within one calendar year may not exceed $100,000.

     Under the provisions of the Code, if shares are issued to an optionee upon the exercise of an ISO and the optionee makes no disposition of the acquired shares within one year of the date of exercise, then the optionee will not realize income for federal income tax purposes as a result of the grant or exercise of the option. The excess of the fair market value of the acquired shares on the date of exercise over the option price will constitute an adjustment in the calculation of the optionee's alternative minimum taxable income, which may result in the imposition of an alternative minimum tax. Any gain the optionee realizes on a subsequent disposition of the shares will be long-term capital gain. Under such circumstances, API will not be entitled to any deduction for federal income tax purposes with respect to the grant of the ISO or issuance of shares upon exercise of the option. If the optionee disposes of the acquired shares within one year of the date of exercise, an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price, or (ii) the excess of the proceeds of the disposition over the option price, will be ordinary income for the optionee and deductible by API; the optionee will also recognize a short-term capital gain to the extent the proceeds of the disposition exceed the fair market value of the shares on the date of exercise.

     The grant of a nonqualified stock option will not have any federal income tax consequences for the optionee or API. The holder of a nonqualified stock option will realize ordinary income upon exercise of the option. Generally, the amount of ordinary income realized will be equal to the excess of the fair market value of the acquired shares at the date of exercise over the option price. API will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income realized by the optionee.

     Outstanding options are subject to adjustment in the event of a stock dividend, stock split or other change in the Company's capital structure and, in the sole discretion of the Committee, in the event of a merger or consolidation in which the Company is not the survivor, a dissolution or liquidation of the Company or a change in ownership of more than 45% of the outstanding common stock as a result of concerted action by one or more persons (collectively "Corporate Change"). The Employees Plan is subject to amendment by the Board of Directors, except that no amendment that would (i) materially increase the benefits accruing to participants under the Employees Plan, (ii) materially increase the number of shares which may be issued under the Employees Plan (other than increases by reason of a Corporate Change), or (iii) change the class of persons eligible to receive options under the Plan, can be made without the approval of shareholders of the Company; provided, however, that the Board of Directors may amend the Employees Plan without further shareholder approval to provide for the grant of options that are transferable, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for such family members, and, in the event of such amendment, to amend outstanding options to provide for such transferability.

     The Employees Plan was adopted by the Board of Directors of the Company on December 16, 1994, subject to approval of the shareholders at the Meeting.

     The affirmative vote of the holders of a majority of the common shares of API voting on the proposal is required for approval of the Employees Plan.

     The Board of Directors recommends approval of the proposed Employees Plan.

                   3. APPROVAL OF THE PROPOSED 1995 DIRECTORS
                               STOCK OPTION PLAN

     At the Meeting, shareholders will be asked to vote on a proposal to approve the 1995 Directors Stock Option Plan (the "Directors Plan"), as set forth in full in Exhibit B hereto. The Directors Plan was adopted by the Company's Board of Directors on December 16, 1994, subject to shareholder approval.

     The purpose of the Directors Plan is to encourage ownership in the Company by the outside directors, thereby providing them with an additional incentive to continue as directors of the Company. The Board believes that the additional incentive provided by the Directors Plan to outside directors will benefit the Company's shareholders generally.

     The affirmative vote of the holders, as of the record date, of a majority of the common shares of API voting on the proposal is required for approval of the Directors Plan.

     The Board of Directors recommends approval of the proposed Directors Plan.

SUMMARY OF THE DIRECTORS PLAN

     This summary of the Directors Plan is qualified in its entirety by the text of the Plan which is attached hereto as Exhibit B.

     Under the Directors Plan, an outside director of the Company may elect, six months before the beginning of each year, to receive options instead of his annual director's retainer and meeting and chairmanship fees for that year. The options would be granted on the first day of each calendar quarter, which is the date on which the payment of retainer and meeting fees would otherwise be made in cash. (Only directors who are not employees of the Company receive director's fees.) The number of shares of common stock subject to an option is equivalent to the amount of director's fees divided by the difference between the fair market value of a share on the date of grant and the exercise price. The exercise price is 30% of the fair market value of a share on the date of grant, which is defined as the average of the closing prices for a share of common stock on the New York Stock Exchange on the ten trading days preceding the day on which the option is granted. Options become exercisable in full six months after the grant thereof and expire ten years after the date of grant, provided that options may expire earlier as a result of the termination of a director's service on the board, as follows: if an option has not expired earlier, it will expire on the fifth anniversary of the director's retirement after age 70, or if the director dies before that fifth anniversary, the first anniversary of the director's death; on the first anniversary of the termination of the director's service on the board by reason of death or disability; or three months after the termination of the director's service on the board for any other reason. The exercise price is payable in cash.

     A total of 50,000 shares of common stock are to be reserved for issuance pursuant to options granted under the Directors Plan. If the Directors Plan is approved by the shareholders, it will be effective with respect to fees payable to the directors after June 30, 1995. All of the directors eligible under the Directors Plan, with the exception of Mr. Fierle, elected prior to January 1, 1995 to participate in the Directors Plan in 1995 if the Directors Plan is approved by the Company's shareholders.

     The Directors Plan will be administered by the Committee. Outstanding options are subject to adjustment in the event of a stock dividend, stock split or other change in the Company's capital structure and, in the sole discretion of the Committee, in the event of a merger or consolidation in which the Company is not the survivor, a dissolution or liquidation of the Company or a change in ownership of more than 45% of the outstanding common stock as a result of concerted action by one or more persons (collectively "Corporate Change"). The Directors Plan is subject to amendment by the Board of Directors, except that no amendment which would (i) materially increase the benefits to participants under the Directors Plan, (ii) increase the number of shares which may be issued under the Directors Plan (other than increases by reason of a Corporate Change), or
(iii) materially modify the requirements as to eligibility for participation in the Directors Plan, can be made without the approval of shareholders of the Company; provided, however, that the Board of Directors may amend the Directors Plan without further shareholder approval to provide for the grant of options that are transferable, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for such family members, and, in the event of such amendment, to amend outstanding options to provide for such transferability.

TAX INFORMATION

     An optionee will not recognize income for federal income tax purposes upon the grant of the option but will, upon the exercise of the option, recognize ordinary income equal to the amount by which the fair market value of the shares acquired through the exercise of the option exceeds the exercise price of the option. When an optionee exercises an option, the Company is entitled to a deduction for federal income tax purposes equal to the amount of income recognized by the optionee upon the exercise of the option.

     An optionee's basis for determining capital gain or loss on the sale or exchange of shares acquired through the exercise of an option will be the exercise price of the option plus any ordinary income recognized upon the exercise of the option.

                 4. APPROVAL OF THE PROPOSED AMENDMENTS TO THE
            1989 STOCK OPTION AND 1993 EMPLOYEES STOCK OPTION PLANS

     The 1989 Stock Option Plan and the 1993 Employees Stock Option Plan each provide that upon termination of employment with the Company due to a cause other than death or permanent and total disability, all then unexercisable stock options expire and stock options exercisable at the date of termination remain exercisable for a period of three months thereafter. The Company's Board of Directors believes this provision promotes a short-term outlook for optionees who are approaching retirement and is inconsistent with the objectives set forth in the growth strategy of the Company.

     Management proposed an amendment to these plans which will encourage and support long-term goals for Company performance. Specifically, the amendment would provide that if an optionee age 55 or older with at least five years of continuous service retires holding unexercised options that, when granted, were scheduled to become exercisable over a period of five or more years, such options would continue to become exercisable and be available for exercise for a period of five years following retirement. Should the optionee die during this five year period, his or her legal representative would have a period of 12 months following the date of death in which to exercise those options which were exercisable on the date of death. This amendment would apply to options granted after December 16, 1994, and, in the discretion of the Committee, to options granted before that date.

     Provisions in the 1989 and 1993 Plans with respect to the exercise of options following termination of employment in all other circumstances remain unchanged. The provisions contained in the proposed amendments have been incorporated into the 1995 Employees Stock Option Plan which is also being submitted for approval by the shareholders at the Meeting. The text of the proposed amendments is attached hereto as Exhibit C, which is incorporated herein by this reference.

     The proposed amendments to the 1989 and 1993 Plans also limit the number of shares covered by options to any one employee to 100,000 under each plan.

     The proposed amendments to the 1989 and 1993 Plans as described above were approved by the Board of Directors on December 16, 1994, subject to approval by the shareholders at the Meeting.

     The affirmative vote of the holders of a majority of the common shares of API voting on the proposal is required for approval of the amendments.

     The Board of Directors recommends approval of the proposed amendments to the 1989 and 1993 Plans.

                        5. RATIFICATION OF THE SELECTION
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     At the Meeting a vote of the shareholders will be taken for the ratification of the selection of the firm of Price Waterhouse LLP, independent public accountants, as auditors for the fiscal year ending December 29, 1995. Representatives of the firm are expected to be present at the Meeting, be available to respond to appropriate questions, and have the opportunity to make a statement if they so desire.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders to be presented to the 1996 annual meeting must be received by API on or before November 24, 1995, for possible inclusion in the proxy statement and form of proxy relating to that meeting.

           OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

     Management is not aware that any other matters will be presented for action at the Meeting. If, however, other matters do properly come before the Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment on such matters.

                           COST OF PROXY SOLICITATION

     The cost of preparing, assembling and mailing proxy statements and other material furnished to shareholders in connection with the solicitation of proxies will be borne by API. API has retained Regan & Associates, Inc., a proxy soliciting firm, to assist in the solicitation of proxies. The fee for these services will be approximately $3,750, plus expenses. Arrangements will be made with brokerage houses, nominees, fiduciaries, and other custodians to send proxies and proxy material to beneficial owners of API's common shares, and API will reimburse them for their expenses in so doing. Proxies may be solicited personally or by telephone, fax, or mail by directors, officers, and regular employees of API without additional compensation for such services.
                                       By order of the Board of Directors

                                                JAMES J. TANOUS
                                                   Secretary

March 24, 1995

   P                                     AMERICAN PRECISION INDUSTRIES INC.
   R                            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
   O                            THE COMPANY FOR THE ANNUAL MEETING APRIL 28, 1995.
   X         The undersigned hereby constitutes and appoints James W. Bevevino and John M. Murray, and each
   Y         of them, proxies with full power of substitution to vote for the undersigned all shares of common stock of American Precision Industries Inc. which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on April 28, 1995, and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as indicated in this proxy, and otherwise in their discretion.
             Election of Directors, Nominees:                              (change of address)
             ROBERT J. FIERLE and DOUGLAS J. MACMASTER, JR.                --------------------------------------
                                                                           --------------------------------------
                                                                           --------------------------------------
                                                                           --------------------------------------
                                                                           (If you have written in the above
                                                                           space, please mark the corresponding
                                                                           box on the reverse side of this card.)

   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU
   NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.
   THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                                                SEE REVERSE
                                                                                                    SIDE

       [X]  PLEASE MARK YOUR                                          SHARES IN YOUR NAME                               |
            VOTES AS IN THIS                                                                                            |_____
            EXAMPLE.

1. Election of     FOR   WITHHELD   2. Approval of the   FOR   AGAINST   ABSTAIN    3. APPROVAL OF      FOR   AGAINST   ABSTAIN
   Directors       [ ]     [ ]         Proposed 1995     [ ]     [ ]       [ ]         THE PROPOSED     [ ]     [ ]       [ ]
   (see reverse)                       Employees                                       1995 DIRECTORS
                                       Stock Option                                    STOCK OPTION
                                       Plan                                            PLAN.

For, except vote withheld from the following nominee(s):                            4. APPROVAL OF      [ ]     [ ]       [ ]
                                                                                       THE PROPOSED
________________________________________________________                               AMENDMENTS TO
                                                                                       THE 1989 STOCK
                                                                 Change                OPTION AND
                                                                   of    [ ]           1993 EMPLOYEES
                                                                 Address               STOCK OPTION
                                                                                       PLANS.

                                                                                    5. RATIFICATION OF  [ ]     [ ]       [ ]
                                                                                       THE SELECTION
                                                                                       OF PRICE WATER-
                                                                                       HOUSE AS IN-
                                                                                       DEPENDENT
                                                                                       AUDITORS FOR
                                                                                       THE 1995
                                                                                       FISCAL YEAR

     SIGNATURE(S) ____________________________________________________ DATE ______________

     SIGNATURE(S) ____________________________________________________ DATE ______________
     NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
           When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                                       EXHIBIT A

                       AMERICAN PRECISION INDUSTRIES INC.
                        1995 EMPLOYEES STOCK OPTION PLAN

ARTICLE I.  PURPOSE

     The purpose of the 1995 Employees Stock Option Plan (the "Plan") is to promote the interests of American Precision Industries Inc. (the "Company") by ensuring continuity of management and increased incentive on the part of employees by facilitating their acquisition of an equity interest in the Company. Reference in the Plan to either gender shall be deemed to include the other gender.

ARTICLE II.  PLAN ADMINISTRATION

     (a) The Plan shall be administered by the Compensation Committee (the "Committee") appointed by and responsible to the Board of Directors.

     (b) The Committee shall consist of not less than two directors, all of whom shall be ineligible to participate in the Plan.

     (c) The Committee shall have the authority within the limits of the Plan to:

          (i) select the employees who will participate in the plan;

          (ii) determine the time or times when options shall be granted and the number of shares applicable to each option;

          (iii) determine the time or times when each option becomes exercisable, limitations on exercise, and the duration of the exercise period;

          (iv) approve and amend, if necessary, any objectives and goals which may be established under the Plan;

          (v) adopt such Administrative Guidelines as it deems necessary for the Plan's operation.

     (d) The Committee shall have full power and authority to construe and interpret the Plan. Its decision shall be conclusive and binding upon the Company, its officers, employees and shareholders, participants, and all other persons having any interest in the Plan.

     (e) The Board of Directors, at its discretion, shall have the authority to amend or terminate the Plan without obtaining further shareholder approval, unless such approval is required by law. Nevertheless, no such amendment shall, without the approval of the shareholders of the Company:

          (i) materially increase the benefits to participants under the Plan;

          (ii) except as provided in Article V(e)(vii), increase the number of shares which may be issued under the Plan;

          (iii) materially modify the requirements as to eligibility for participation in the Plan;

provided, however, that the Board of Directors may amend the Plan without further shareholder approval to provide for the grant of options that are transferable, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for such family members, and, in the event of such amendment, to amend outstanding options to provide for such transferability.

     (f) No amendment, suspension, or termination of the Plan may, without the consent of any person to whom an option shall theretofore have been granted, adversely affect the rights of such person under such option or any unexercised portion thereof.

ARTICLE III.  PLAN PARTICIPATION

     All full-time and part-time employees of the Company, including officers of the Company (who may also be directors), based upon the recommendations of the Chief Executive Officer and as may be selected from time to time by the Committee in its discretion, are eligible to receive options under the Plan.

ARTICLE IV.  ALLOTMENT OF SHARES

     (a) Subject to the required approval by shareholders, a maximum of 650,000 authorized but unissued shares of the Common Stock of the Company (par value $.66-2/3) shall be reserved for issuance upon exercise of options granted under the Plan.

     (b) Shares covered by options which are not exercised or have been terminated during the duration of this Plan may be reallocated by the Committee.

     (c) Upon exercise of any option by a Plan participant, the Committee may, in its discretion, issue Treasury shares in lieu of authorized but unissued shares; however, if Treasury shares are issued, the number of authorized but unissued shares allocated to the Plan will be reduced.

     (d) The maximum number of shares subject to options granted to any single optionee under the Plan shall not exceed 200,000.

ARTICLE V.  TERMS AND CONDITIONS OF OPTIONS

     (a) The term of each stock option shall be no greater than ten years from the date the option is granted, and the terms of the Option Agreement shall so provide.

     (b) The Committee may designate options granted to employees of the Company under the Plan as incentive stock options ("ISOs"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding any provision to the contrary in the Plan, no option may be designated an ISO unless the following conditions are satisfied:

          (i) Such option must be granted prior to December 16, 1999, and such option by its terms, as set forth in the Option Agreement, must not be exercisable after ten years from the date the option is granted. If a Plan participant owning more than 10% of the outstanding shares of the Company is granted an ISO, the stock option period will be no greater than five years; and

          (ii) The aggregate fair market value of the Common Stock subject to such option plus the aggregate fair market value of the Common Stock subject to ISOs previously or concurrently granted to the same employee exercisable for the first time in the same calendar year (all determined at the respective dates of grant of such options) must not exceed $100,000.

     (c) The option price per share for each stock option shall not be less than 100% of the fair market value on the date the option is granted. For purposes of this Article V (c), fair market value shall be the closing price of the Company's Common Stock on the New York Stock Exchange (the "NYSE") on the date of grant (or, if no sales were made on such date, on the next preceding day on which sales were made). If an ISO is granted to any Plan participant owning more than 10% of the voting power of all classes of stock of the Company immediately before the option is granted, the option price per share for each such ISO shall not be less than 110% of fair market value. The Committee shall be responsible for determining the exercise price of stock options.

     (d) (i) Payment for shares of Common Stock purchased upon exercise of an option granted under the Plan shall be made to the Company in cash (including check, bank draft, money order, or wire transfer), or by delivering shares of Common Stock already owned by the option holder and having an aggregate value (based on the fair market value of the Common Stock so delivered at the date of delivery) equal to the option price of the shares purchased or by delivering a combination of such shares and cash having an aggregate value (based on the fair market value of the Common Stock so delivered at the date of delivery) equal to the option price of the shares purchased. If any shares of Common Stock so delivered as payment or partial payment were acquired by the Plan participant through a previous exercise of a stock option, such shares must have been held by the Plan participant one year or more at the date tendered.

          (ii) For purposes of Articles V(d)(i) and V(e)(vii), fair market value shall be the average of the high and low sales prices for the Company's Common Stock on the NYSE on the date in question (or, if no sales were made on such date, on the next preceding day on which sales were made), except that such average price shall be rounded up to the nearest one-fourth of a dollar.

     (e) Stock options may be exercised in whole or in such parts as may be specified from time to time by the Committee, except that no stock option shall be exercisable within one year immediately following the date the option is granted. Options held for the required period may be exercised in whole or in part. In all cases, exercise of a stock option shall be subject to the following provisions:

          (i) In the event a Plan participant holds unexercised options which at the time of grant were scheduled to become exercisable over a period of five or more years, has five or more years of service with the Company, and retires at age 55 or later, such stock options will continue to become exercisable according to their terms during a period of five years following retirement, and the retiree's exercisable stock options may be exercised during such five-year period. In the event the retiree dies during such five-year period, all unexercisable stock options on the date of death shall expire. Stock options exercisable on the date of death shall remain exercisable for a period of twelve (12) months following the retiree's death.

          (ii) In the event of a Plan participant's termination of employment due to a cause other than retirement under Article V(e)(i), death, or permanent and total disability, all then unexercisable stock options shall expire. Stock options exercisable at the date of termination shall remain exercisable for a period of three months following a Plan participant's termination date, unless the Plan participant was dismissed for misconduct, as defined below, in which case all unexercised stock options shall expire upon termination.

          (iii) In the event of a Plan participant's termination due to death or permanent and total disability, all then unexercisable stock options shall expire. Stock options exercisable at the date of termination shall remain exercisable for a period of twelve (12) months following the Plan participant's death or disability. Notwithstanding the foregoing, in its discretion the Committee may extend the exercise period for an option held by (a) the estate of a deceased option holder or (b) anyone in the case of options which are not ISOs.

          (iv) Under no circumstances, including the termination of a Plan participant, may a stock option be exercised after the expiration of ten years from the date such option is granted, or such earlier date as may be specified in the Option Agreement.

          (v) All shares acquired through the Plan shall be paid for in full at the time the option is exercised, in cash or through the transfer of stock already owned by the Plan participant. At the same time, the Plan participant must pay the Company for amounts which the Company may be required to withhold upon such exercise for applicable federal (including
     FICA), state, and local taxes, either through the delivery of a sufficient amount of cash to the

     Company or through the retention of shares of Common Stock otherwise issuable on the exercise of the option or the delivery of Common Stock to the Company by the optionee, under such terms as the Committee finds appropriate, and subject to the provisions of Rule 16b-3(e) under the Securities Exchange Act of 1934, as amended.

          (vi) An option shall not be transferrable by the Plan participant except by will or by the laws of descent and distribution and shall be exercisable during the Plan participant's lifetime only by the Plan participant (or on his behalf by his guardian or like representative), and the terms of each Option Agreement shall so provide.

          (vii) If there is any change in the number of outstanding shares of Common Stock of the Company through the declaration of stock dividends or through stock splits, then the number of shares available for options and of shares subject to any option and the purchase prices of any shares subject to any option shall be automatically adjusted. If there is any change in the number of outstanding shares of Common Stock of the Company through any merger, consolidation, reorganization, recapitalization, or any other change in the capital account of the Company, then the number of shares available for options and of shares subject to any option and the purchase price of any share subject to any option shall be appropriately adjusted by the Committee, except to the extent the Committee takes other action pursuant to the following paragraph.

          Notwithstanding the provision of any other Section of the Plan, if the Company shall not be the surviving corporation in any merger or consolidation, or if the Company is to sell all or substantially all of its assets, or if the ownership of more than 45 percent of the outstanding shares of Common Stock shall change as the result of a concerted action by one or more persons or corporations or if an attempt is so made to effect such a change of ownership, or if the Company is to be dissolved and liquidated (each such event shall be referred to in this paragraph as a "Corporate Change"), then the Committee in its sole discretion may (i) provide for the purchase of each Option then outstanding for an amount of cash equal to the excess of the fair market value of the shares subject to such option (which in the event of a change in the ownership of more than 45 percent of the outstanding shares of Common Stock shall not be less than the amount of cash and the fair market value of other consideration tendered for such outstanding shares) over the aggregate purchase price of the shares subject to the option, (ii) make such adjustments to options then outstanding as the Committee finds appropriate to reflect such Corporate Change, or (iii) cause any surviving corporation in such Corporate Change to assume options then outstanding or substitute new options for such outstanding options.

          (viii) Each option shall be evidenced by a written Option Agreement executed by the Company and the option holder.

          (ix) For purposes of the Plan, "misconduct" shall mean a Plan participant has, as determined by the Committee, (1) used for profit or disclosed to an unauthorized person confidential information or trade secrets of the Company, (2) breached any contract with or violated any fiduciary obligation owed to the Company, (3) engaged in unlawful trading in the securities of the Company or of another company based on information gained as a result of his employment with the Company, or (4) committed a felony or other serious crime. Under any of these circumstances, the Plan participant shall forfeit all rights to any unexercised options granted under the Plan and all of that Plan participant's outstanding options shall automatically terminate and lapse, unless the Committee shall, in its sole discretion, determine otherwise.

ARTICLE VI.  TERM OF PLAN

     The Plan shall be effective, subject to the approval of the shareholders, as of December 16, 1994 and shall expire on December 15, 1999.

ARTICLE VII.  CHOICE OF LAW

     The Plan shall be interpreted and administered in accordance with the laws of the State of Delaware. With respect to any options granted under the Plan that are intended to qualify as incentive stock options as defined in section 422 of the Code, the terms of the Plan and of each ISO granted pursuant to the Plan shall be construed to effectuate such intention. The Committee shall have the power to amend the Plan to conform with section 422 of the Code or of any new revenue laws of the United States that accord similar tax treatment to stock option plans.

ARTICLE VIII.  RIGHTS OF EMPLOYMENT

     Nothing in the Plan or in any instrument executed as a result of the Plan's operation shall confer upon any Plan participant any right to continue in the Company's employ or shall affect the Company's right to terminate the employment of any Plan participant.

ARTICLE IX.  ADDITIONAL CONDITIONS

     (a) Any shares of Common Stock issued or transferred under any provisions of the Plan may be issued or transferred subject to any such conditions, in addition to those specifically provided in the Plan, as the Committee may impose.

     (b) The Company shall only issue options and shares of Common Stock issuable upon exercise or surrender of options in compliance with the Securities Act of 1933, as amended, and any other applicable law; and any person to whom an option is to be granted shall also agree to so comply.

                                                                       EXHIBIT B

                       AMERICAN PRECISION INDUSTRIES INC.
                        1995 DIRECTORS STOCK OPTION PLAN

1. Purpose

     The purpose of the American Precision Industries Inc. 1995 Directors Stock Option Plan ("Plan") is to encourage ownership of the stock of American Precision Industries Inc. (the "Company") by directors of the Company who are not employees of the Company and to enhance the Company's ability to attract and retain highly qualified persons to serve as its directors.

2. Definitions

     As used in the Plan:

     "Annual Retainer Fees" means the amount that a director is entitled to receive for serving as a director and, if applicable, as chairman of the Audit or Compensation Committee or other committees of the Company's Board of Directors during the one-year period beginning on a given January 1, not including meeting fees for Board or Committee meetings.

     "Meeting Fees" means the amount that a director is entitled to receive for attending a meeting of the Board of Directors or a meeting of a committee of the Board of Directors of which the director is a member.

     "Committee" means the Compensation Committee of the Board of Directors of the Company or such other committee of the Board that the Board has appointed to administer the Plan. The Committee shall consist of two or more members of the Board of Directors of the Company.

     "Common Stock" means the common stock, $.66 2/3 par value, of the Company.

     "Fair Market Value" of a share of Common Stock on any date means the average of the closing sales prices of a share of Common Stock on the New York Stock Exchange for the ten trading days prior to the date of determination as published in The Wall Street Journal or in any other publication selected by the Committee; provided, however, that if shares of Common Stock shall not have been publicly traded during the ten days immediately preceding such date, then the Fair Market Value of a share of Common Stock shall be determined by the Committee in such manner as it may deem appropriate.

     "Option" means an option granted pursuant to the Plan to purchase shares of Common Stock. Options granted pursuant to the Plan shall not be incentive stock options as defined in section 422 of the Internal Revenue Code of 1986, as amended ("Code").

     "Purchase Price" has the meaning given in Section 6(a) hereof.

3. Administration

     The grant of Options under this Plan shall be automatic. The Committee shall administer the Plan. The Committee shall be authorized to interpret the Plan and the Options granted under the Plan and to make any determinations it believes necessary or advisable for the administration of the Plan. Any decision of the Committee in the administration of the Plan shall be in its sole discretion and conclusive. The Committee may act only by a majority of its members in office, except that the members of the Committee may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee.

4. Shares Available

     A total of 50,000 shares of Common Stock of the Company shall be available for grant under the Plan. Upon the expiration or termination in whole or part of any unexercised Option, the shares of Common Stock subject to such Option shall again be available for grant under the Plan.

5. Grant of Options

a. Determination of Number of Shares

     An Option shall be granted automatically on the first day of each quarter of a calendar year to each nonemployee director who elected to receive options instead of the director's Annual Retainer Fees and Meeting Fees for that year. The number of shares of Common Stock subject to such an Option shall be equal to the nearest number of whole shares determined according to the following formula:

Number of Shares =      Quarterly Amount of Annual Retainer and Meeting Fees
                        ----------------------------------------------------
                               (Fair Market Value -- Purchase Price)

     For the purposes of this formula, the Fair Market Value of a share of Common Stock shall be determined as of the date of the grant of the Option, and the Purchase Price of a share of Common Stock subject to the Option shall be that described in Section 6(a). The quarterly amount of a director's Annual Retainer Fees shall be the amount of the Annual Retainer Fees payable for the calendar quarter beginning on the date of grant. The quarterly amount of a director's Meeting Fees shall be the amount of the Meeting Fees payable to the director for meetings held during the calendar quarter preceding the date of grant. However, for the July 1,

1995 grant of Options, the quarterly amount of a director's Meeting Fees shall not include the amount of Meeting Fees already paid to the director for the preceding calendar quarter.

b. Elections to Receive Option

     To elect to receive an Option instead of Annual Retainer and Meeting Fees for a given calendar year, a director shall file a written election with the Secretary of the Company by June 30 of the preceding calendar year (or by December 31, 1994, with respect to 1995), in the form attached as Appendix A to the Plan.

c. Limitations

     The following limitations shall apply to the grant of Options pursuant to this Section 5:

     (i) No Options shall be granted pursuant to this Section 5 before July 1, 1995.

     (ii) If on any date on which Options are to be granted to a director pursuant to this Section 5 there is an insufficient number of shares of Common Stock available pursuant to Section 4 for the grant of Options to all electing directors as provided in this Section 5, then the number of shares subject to each Option granted pursuant to this Section 5 on such date shall equal the number of shares that otherwise would be subject to such Option except for this limitation multiplied by a fraction, the numerator of which shall be the total number of shares then available pursuant to Section 4 for the grant of Options under this Plan and the denominator of which shall be the aggregate number of shares that otherwise would be subject to Options granted pursuant to this
Section 5 on such date, such product to be rounded down to the nearest whole number. To the extent this Section 5(c)(ii) limits the number of shares of Common Stock subject to an Option granted to a director under this Section 5 on any given date, the director's election of an Option instead of Annual Retainer and Meeting Fees shall be ineffective.

     (iii) No Options shall be granted pursuant to this Section 5 after December 31, 2005.

6. Terms of Options

     Each Option granted under the Plan shall be evidenced by a written agreement in the form attached as Appendix B to the Plan executed on behalf of the Company and by the holder of the Option, which includes the following terms and conditions:

  a. The Purchase Price of each share of Common Stock subject to an Option shall equal 30% of the Fair Market Value of a share of Common Stock on the date the Option is granted, rounded to the nearest whole cent.

  b. An Option shall be exercisable in full six months after the grant of the Option. To the extent not already exercised, an Option shall expire on the day before the tenth anniversary of the date of the grant of the Option or, if earlier, upon whichever of the following dates is applicable:

     (i) if the director's service as a director terminates by reason of the director's retirement after reaching age 70, the fifth anniversary of the director's retirement or, if the director dies before the fifth anniversary of his retirement, then the first anniversary of the director's death; or

     (ii) if the director's service as a director terminates by reason of the director's disability or death, the first anniversary of the director's disability or death; or

     (iii) if the director's service as a director terminates for any other reason, the date that is three months after the termination of the director's service as a director of the Company.

  c. An Option shall require that the optionee represent at the time of each exercise of the Option that the shares purchased are being acquired for investment and not with a view to distribution.

  d. The Purchase Price of the shares with respect to which an Option is exercised shall be payable in full and in cash on the date the Option is exercised.

  e. An Option shall not be assignable or transferable by the optionee except by will or the laws of descent and distribution and shall be exercisable, during the optionee's lifetime, only by him.

7. Adjustment of Shares Available

     If there is any change in the number of outstanding shares of Common Stock of the Company through the declaration of stock dividends or through stock splits, then the number of shares available for Options and of shares subject to any Option and the Purchase Prices of any shares subject to any Option shall be automatically adjusted. If there is any change in the number of outstanding shares of Common Stock of the Company through any merger, consolidation, reorganization, recapitalization, or any other change in the capital account of the Company, then the number of shares available for Options and of shares subject to any Option and the Purchase Price of any share subject to any Option shall be appropriately adjusted by the Committee, except to the extent the Committee takes other action pursuant to the following paragraph.

     Notwithstanding the provision of any other Section of this Plan, if the Company shall not be the surviving corporation in any merger or consolidation, or if the Company is to sell all or substantially all of its assets, or if the ownership of more than 45 percent of the outstanding shares of Common Stock shall change as the result of a concerted action by one or more persons or corporations or if an attempt is so made to effect such a change of ownership, or if the Company is to be dissolved and liquidated (each such event shall be referred to in this paragraph as a "Corporate Change"), then the Committee in its sole discretion may (i) provide for the purchase of each Option then outstanding for an amount of cash equal to the excess of the Fair Market Value of the shares subject to such Option (which in the event of a change in the ownership of more than 45 percent of the outstanding shares of Common Stock shall not be less than the amount of cash and the fair market value of other consideration tendered for such outstanding shares) over the aggregate Purchase Price of the shares subject to the Option, (ii) make such adjustments to Options then outstanding as the Committee finds appropriate to reflect such Corporate Change, or (iii) cause any surviving corporation in such Corporate Change to assume Options then outstanding or substitute new options for such outstanding Options.

8. Effective Date

     This Plan is adopted subject to the approval of the Plan by the shareholders of the Company pursuant to a proxy solicitation under Regulation 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. No Option granted under the Plan may be exercised before receipt of such approval.

     Upon receipt of such approval, the Plan will be effective as of July 1, 1995.

9. Amendment

     The Board of Directors of the Company may amend the Plan in any respect; provided, however, that without the approval of the shareholders of the Company the Board may not: (i) materially increase the benefits to participants under the Plan; (ii) except as provided in Section 7, increase the number of shares which may be issued under the Plan; or (iii) materially modify the requirements as to eligibility for participation in the Plan; provided, however, that the Board of Directors may amend the Plan without further shareholder approval to provide for the grant of options that are transferable, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for such family members, and, in the event of such amendment, to amend outstanding options to provide for such transferability. No amendment of the Plan shall adversely affect any right of any holder of an Option already granted without such optionee's written consent.

10. Termination of Plan

     The Board of Directors may terminate the Plan at any time with respect to any shares of Common Stock that are not then subject to Options. Unless terminated earlier by the Board of Directors, the Plan shall terminate on December 31, 2005.

11. No Right to Continued Directorship

     Nothing in the Plan or in any Option granted pursuant to the Plan shall confer upon any director the right to continue as a director of the Company.

12. Rights as Shareholder

     No person shall have the rights of a shareholder with respect to shares of Common Stock subject to an Option until the date of issuance, if any, of a stock certificate pursuant to the exercise of an Option.

13. Regulatory Approvals and Listing

     The Company shall not be required to issue any certificate or certificates for shares of Common Stock upon the exercise of an Option prior to (a) the obtaining of any approval from any government agency that the Company shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on any stock exchange on which the Common Stock may then be listed, and (c) the completion of any registration or other qualification of such shares under any state or Federal law or rulings or regulations of any governmental body that the Company shall, in its sole discretion, determine to be necessary or advisable.

14. Construction

     The Plan shall be construed in accordance with the law of the State of Delaware.

15. Satisfaction of Tax Liabilities

     Notwithstanding any other provision of this Plan, the Company shall not be required to issue any certificate for shares of Common Stock upon the exercise of an Option unless any Federal, state, or local tax withholding obligation incurred by the Company in connection with the exercise of the Option has been provided for by the optionee through the delivery of a sufficient amount of cash to the Company, or, with the consent of the Committee, through the retention of shares of Common Stock otherwise issuable on the exercise of the Option or the delivery of Common Stock to the Company by the optionee, under such terms as the Committee finds appropriate.

                                                                       EXHIBIT C

A. AMENDMENT TO THE AMERICAN PRECISION INDUSTRIES INC. 1993 EMPLOYEES STOCK OPTION PLAN

     Article IV is amended by the addition of the following new Article IV(d) to read as follows:

(d) The maximum number of shares of Common Stock subject to options granted to any Plan participant shall not exceed 100,000.

     Article V(e)(ii) through (viii) of the Plan are renumbered as Articles V(e)(iii) through (ix), respectively. The introduction to Article V(e) is amended. Article V(e)(i) is deleted and new Articles V(e)(i) and (ii) are substituted in its place. The introduction to Article V(e) as amended and new Articles V(e)(i) and (ii) read as follows:

(e) Stock options may be exercised in whole or in such parts as may be specified from time to time by the Committee, except that no stock option shall be exercisable within one year immediately following the date the option is granted. Options held for the required period may be exercised in whole or in part. The exercise of stock options granted after December 16, 1994, shall be subject to the following provisions:

     (i) In the event a Plan participant holds unexercised options which at the time of grant were scheduled to become exercisable over a period of five or more years, has five or more years of service with the Company, and retires at age 55 or later, such stock options will continue to become exercisable according to their terms during a period of five years following retirement, and the retiree's exercisable stock options may be exercised during such five year period. In the event the retiree dies during such five year period, all unexercisable stock options on the date of death shall expire. Stock options exercisable on the date of death shall remain exercisable for a period of twelve
(12) months following the retiree's death.

     (ii) In the event of a Plan participant's termination of employment due to a cause other than retirement under Article V(e)(i), death, or permanent and total disability, all then unexercisable stock options shall expire. Stock options exercisable at the date of termination shall remain exercisable for a period of three months following a Plan participant's termination date, unless the Plan participant was dismissed for misconduct, as defined below, in which case all unexercised stock options shall expire upon termination.

     Article V(e) is further amended by the addition of a new paragraph at the end of Article V(e), to read as follows:

     The exercise of stock options granted before December 17, 1994, shall be subject to the provisions of Articles V(e)(i) through (viii) as in effect before this amendment, except that the Committee in its discretion may amend stock options granted before December 17, 1994, to incorporate the provisions of Articles V(e)(i) and (ii) as amended above in place of the provisions of the original Article V(e)(i).

B. AMENDMENT TO THE AMERICAN PRECISION INDUSTRIES INC. 1989 STOCK OPTION PLAN

     Article IV is amended by the addition of the following new Article IV(d) to read as follows:

(d) The maximum number of shares of Common Stock subject to options granted to any Plan participant shall not exceed 100,000.

     Article V(e) is amended by the addition of a new paragraph at the end of
Article V(e), to read as follows:

     The exercise of stock options granted under this plan shall be subject to the provisions of Article V(e)(i) through (vii) as in effect before this amendment, except that the Committee in its discretion may amend stock options granted under this plan to incorporate the provisions of Articles V(e)(viii) and
(ix) below in place of the provisions of the Article V(e)(i).

     (viii) In the event a Plan participant holds unexercised options which at the time of grant were scheduled to become exercisable over a period of five or more years, has five or more years of service with the Company, and retires at age 55 or later, such stock options will continue to become exercisable according to their terms during a period of five years following retirement, and the retiree's exercisable stock options may be exercised during such five year period. In the event the retiree dies during such five year period, all unexercisable stock options on the date of death shall expire. Stock options exercisable on the date of death shall remain exercisable for a period of twelve
(12) months following the retiree's death.

     (ix) In the event of a Plan participant's termination of employment due to a cause other than retirement under Article V(e)(viii), death, or permanent and total disability, all then unexercisable stock options shall expire. Stock options exercisable at the date of termination shall remain exercisable for a period of three months following a Plan participant's termination date.

                                       C-2